ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Planet Beach Franchising Corporation

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

A series of Preferred Stock to be designated "Series A Preferred Stock", which series will consist of 6,980,710 shares of the Preferred Stock, par value $.0001 per share, of the corporation and have the voting powers, designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions that are set forth in Exhibit A attached hereto and incorporated herein.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

EXHIBIT A

PLANET BEACH FRANCHISING CORPORATION

SERIES A PREFERRED STOCK
(Par Value $0.0001 Per Share)

1. **Designation**

There is hereby authorized and established a series of preferred stock ("***Preferred Stock***"), $0.0001 par value per share, that shall be designated as "Series A Preferred Stock" (the "***Series A Preferred Stock***"), and the number of shares constituting such series shall be 6,980,710. Such number of shares may be increased or decreased, but not to a number less than the number of shares of Series A Preferred Stock then issued and outstanding, by resolution adopted by the full Board of Directors (the "***Board***") of Planet Beach Franchising Corporation (the "***Corporation***"). On the date that the first share of Series A Preferred Stock is issued (the "***Original Issue Date***"), the "***Series A Original Issue Price***" per share of the Series A Preferred Stock, shall initially be equal to $0.0001 per share, as it may be adjusted from time to time pursuant to the terms hereof.

2. **Dividends**

The Series A Preferred Stock is only entitled to receive dividends when and if declared by the Board.

3. **Liquidation Preference**.

Series A Preferred Stock is not entitled to participate in the proceeds of any liquidation of the corporation's assets.

4. **Voting Rights**

Except as otherwise required by law, each holder of Series A Preferred Stock shall be entitled to ten (10) votes for each one (1) share of Series A Preferred Stock held at the record date for determination of the stockholders entitled to vote, or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as required by law or as otherwise set forth herein, all shares of Series A Preferred Stock and all shares of Common Stock shall vote together as a single class. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted, and any fractional voting rights shall (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) be rounded up to the nearest whole number.

5. **No Conversion Rights**

The Series A Preferred Stock may not be converted into Common Stock.

6. **Redemption**

6.1 The Series A Preferred Stock may be redeemed, in whole or in part, by the Corporation at a purchase price equal to the Series A Original Issue Price at any time following (a) the date that any shares of Series A Preferred Stock are transferred in violation of Section 7 hereof, or (b) with respect to the shares of Series A Preferred Stock issued in connection with the Amended and Restated Trademark License Agreement (the "***License Agreement***") between Planet Beach Brands, LLC and the Corporation, the date that the License Agreement is terminated for any reason.

6.2 In order to redeem any shares of Series A Preferred Stock in accordance with Section 6.1 hereof the Corporation shall deliver a notice of redemption to the holder of such shares of Series A Preferred Stock, or any permitted transferee, along with payment of the aggregate redemption amount to the address of such holders of shares of Series A Preferred Stock or permitted transferee as noted in the record books of the Corporation. Upon delivery of such notice along with such required payment, the outstanding shares of Series A Preferred Stock shall be effectively redeemed.

7. **Restrictions on Transfer**

Planet Beach Brands, LLC may transfer the shares of Series A Preferred Stock received by it on the Original Issue Date only to its sole member, Stephen Smith. Except for a transfer by the Planet Beach Brands, LLC to Stephen Smith or a redemption by the Corporation, the Series A Preferred Stock may not be transferred, sold, pledged, hypothecated, encumbered or otherwise disposed of in any way.